UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2008

Annual Meeting of Stockholders

Meeting Date:	June 4, 2008
Meeting Time:	10:00 a.m., CDT
Location:	Holiday Inn Houston-Near the Galleria 3131 West Loop South Houston, Texas 77027

Record Date:	April 14, 2008

Agenda

•	Elect three Class I Directors

•	Ratify the appointment of the independent registered public accounting firm

•	Transact any other business that may be properly brought before the Annual Meeting

All stockholders are invited to attend the VAALCO Annual Meeting. We will hold the Annual Meeting on June 4, 2008, at the Holiday Inn Houston-Near the Galleria, 3131 West Loop South, Houston, Texas 77027.

Voting

Stockholders owning VAALCO Stock at the close of business on April 14, 2008, or their legal proxy holders, are entitled to vote at the Annual Meeting. We are distributing this proxy statement, proxy card and VAALCO’s 2007 Annual Report to stockholders on or about April 29, 2008.

By Order of the Board of Directors,

Robert L. Gerry, III

Chairman

VAALCO Energy, Inc.

4600 Post Oak Place

Suite 309

Houston, Texas 77027

April 24, 2008

2008 Proxy Statement

General Information

The Board is providing you these proxy materials in connection with the solicitation of proxies to be voted at our 2008 Annual Meeting of Stockholders to be held on June 4, 2008, at the Holiday Inn Houston-Near the Galleria, 3131 West Loop South, Houston, Texas 77027, and at any postponement or adjournment of the Annual Meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as “we,” “our,” “us” or “VAALCO.”

APPOINTMENT OF PROXY HOLDERS

The Board of Directors asks you to appoint Robert L. Gerry and W. Russell Scheirman as your proxy holder to vote your shares at the Annual Meeting. You make this appointment by voting the enclosed proxy form.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy form, you also authorize your proxy holders to vote your shares on any matters that are not known by the Board at the time this proxy statement was printed and that, under VAALCO’s By-Laws, may be properly presented for action at the Annual Meeting.

This proxy statement and the accompanying form of notice and proxy card are being distributed to stockholders on or about April 21, 2008. Our annual report for our fiscal year ended December 31, 2007 is also being mailed to stockholders contemporaneously with this proxy statement, although the annual report does not form a part of the material for the solicitation proxies. The content of this proxy statement has been approved by our Board of Directors.

VOTING

The Board strongly encourages you to exercise your right to vote. Your vote is important. Voting early helps ensure that VAALCO receives a quorum of shares necessary to hold the Annual Meeting. Many stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of VAALCO.

Stockholders of record (you own shares in your own name) can vote by mail by signing, dating and returning your proxy forms in the pre-addressed, postage-paid envelope provided. Street name stockholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see the voting methods available to you.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most stockholders to attend the Annual Meeting. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a stockholder of record and you vote by proxy using the mail, you may later revoke your proxy instructions by:

•	Sending a written statement to that effect to the Corporate Secretary at the address listed on page 1 of this proxy statement
•	submitting a proxy form with a later date and signed as your name appears on the stock account; or
•	voting in person at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

VOTE REQUIRED AND METHOD OF COUNTING

The Board has fixed April 14, 2008, as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the close of business on the record date, there were 59,194,182 shares of VAALCO Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote. A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 4600 Post Oak Place, Suite 309, Houston, Texas, 77027. Such list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

A quorum, which is a majority of the outstanding shares as of the record date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. For the purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions count toward the establishment of a quorum.

If you are a street name stockholder and do not give your broker instructions on how to vote your shares on a proposal, your broker may not have discretionary power to vote on the proposal and as a result your shares will not be voted on this matter and will be considered a “broker non-vote.”

The required vote and method of calculation for the various business matters to be considered at the Annual Meeting are as follows:

Item 1—Election of Directors

Each outstanding share of VAALCO Stock is entitled to one vote for each of the three Class I Director nominees. Directors are elected by a plurality vote. This means the three Director nominees who receive the highest number of affirmative votes cast are elected, whether or not such votes constitute a majority of the votes cast. If you do not wish your shares to be voted with respect to a particular Director nominee, you may withhold authority to vote for one or more of the nominees or to withhold authority to vote for all nominees. For the purpose of voting for directors, withholding authority is the equivalent of an abstention. Abstentions and broker non-votes have no effect on determinations of a plurality except to the extent that they affect the total votes received by a particular candidate.

Item 2—Ratification of Independent Registered Public Accounting Firm

The ratification of the Independent Registered Public Accounting Firm is approved if a majority of the shares present at the Annual Meeting vote for the proposal. If this appointment is not ratified, our Audit Committee and our Board may reconsider its appointment and endorsement, respectively. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders best interests. Abstentions are considered present at the Annual

Meeting for this proposal so the effect of an abstention is the same as a “no” vote. Broker non-votes will not be considered present at the Annual Meeting for this proposal so a broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which a majority is calculated.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

The cost of the solicitation of proxies of approximately $70,000 will be borne by us. In addition to solicitation by mail, our directors, officers, and employees, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. We have also retained D.F. King & Co., Inc. to solicit proxies in connection with the Annual Meeting. We have agreed to pay D.F. King & Co., Inc. a fee of $60,000 for its services, plus reasonable out-of-pocket expenses. We have also retained D.F. King & Co., Inc. to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted upon at the Annual Meeting.

Votes cast at the meeting will be counted by the inspector of election.

OTHER MATTERS

The Board does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

Election of Directors

(Proposal 1 on the proxy form)

The Company’s Amended and Restated Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated Class I, Class II and Class III. Directors in each class are elected for staggered three-year terms and hold office until their successors are duly elected and qualified. Vacancies occurring on the Board of Directors may be filled by resolution of the Board of Directors for a term of office expiring at the following annual meeting of the stockholders, regardless of the term of the class to which such director was appointed. The term of the Class I directors, currently comprised of Messrs. Farish, Nielsen and Scheirman expires in 2008. The term of the Class II directors, currently comprised of Messrs. Allen and Caflisch expires in 2009. The term of the Class III directors, currently comprised of Mr. Gerry and Mr. Chapoton expires in 2010.

The Nominating and Corporate Governance Committee of the Board is nominating Messrs. W. S. Farish, A.R. Nielsen and W.R. Scheirman for election as Class I Directors. The persons named as proxy holders on the proxy form will vote your shares FOR these three nominees unless you vote against or withhold authority in the spaces provided on the proxy form. Class I Directors are elected to serve for a three-year term or until their successors are elected.

Should the nominees become unable or unwilling to serve as Directors at the time of the Annual Meeting, the person or persons exercising the proxies will vote for the election of a substitute nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors to fill the vacancy, or the Nominating and Corporate Governance Committee of the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting. The nominees have expressed their intention to serve if elected. The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected.

The Board unanimously recommends a vote FOR each of these nominees.

DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to the nominees, current directors and present executive officers of VAALCO. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name	Age	Position with VAALCO	Director Since
Class I Directors

Arne R. Nielsen	82	Director (Nominee)	1989

W. Russell Scheirman	52	President, Chief Financial Officer and Director (Nominee)	1991

William S. Farish	69	Director (Nominee)	2004

Class II Directors

Robert H. Allen	80	Director	2003

Luigi Caflisch	73	Director	2005

Class III Directors

Robert L. Gerry III	70	Chairman of the Board and Chief Executive Officer	1997

O. Donaldson Chapoton	71	Director	2006

The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Robert H. Allen – Mr. Allen is the managing partner of Challenge Investment Partners, which is active in mining ventures in Canada, Greenland, Mexico, South America and Indonesia. He is a certified public accountant and a member of the Texas Society of CPA’s. He is the past Chairman, Chief Executive Officer and a Director of Gulf Resources and Chemical Corporation from which he retired in 1982. He has served on many boards including Gulf Indonesia Resources Ltd., Federal Express Corporation, and Gulf Canada Resources Ltd. He served as Chairman of the Board of Gulf Indonesia Resources Ltd. and The University of Texas Investment Management Company. He is Regent Emeritus of Texas A&M University. Mr. Allen received his B.B.A. degree in 1951 from Texas A&M University.

Mr. Allen is Chairman of the Board of Trustees of Baylor College of Medicine; he also serves on the Baylor College of Medicine Technologies Board and Investment Committee, and he is a member of the Board of Directors of the Texas Medical Center and the Menninger-Baylor College of Medicine-Methodist Foundation Board of Directors. He is a member of the Development Foundation Council of Mays Business School at Texas A&M University.

L.P. Caflisch – Mr. Caflisch was appointed to the Board on April 6, 2005. He has spent over 45 years in the petroleum industry: in exploration, research and development, and management. For Gulf Oil Co., he worked in the U.S.A., Europe, North Africa, Nigeria, Angola and the Far East. In 1978, Mr. Caflisch served as Vice President of Geoman, a Gulf affiliate providing technical assistance to OPEC countries, mainly in Kuwait and Venezuela. Beginning in 1982, Mr. Caflisch served as Gulf’s General Manager for Exploration of the North Sea. After Chevron’s acquisition of Gulf in 1984, Mr. Caflisch served as Chevron’s Deputy Managing Director of Europe. Beginning in 1987, Mr. Caflisch served as Assistant to Chevron’s VP of Overseas Exploration. In 1988, he became Managing Director of Africa for Chevron and in 1995 he became Managing Director of Africa and Middle East for Chevron.

As a member of Chevron’s Management Team, he shared responsibilities for directing worldwide Upstream operations. Since his retirement from Chevron in 1999, Mr. Caflisch has offered consulting and management assistance to a variety of companies; as a member of the board of directors or advising on target areas for exploration, acquisition or divestiture. Multilingual, he holds a Doctorate in Geology and Geophysics from the University of Milan.

O. Donaldson Chapoton – Mr. Chapoton was appointed to the Board on February 15, 2006. He joined Baker Botts, LLP in early 1960’s specializing in tax law. Mr. Chapoton served as Assistant Secretary for Tax Policy at the U.S. Treasury Department from 1987 to 1989. He rejoined Baker Botts, LLP as the partner-in-charge of the firm’s Washington office in 1989 and served in that position through 2000. In 2006, Mr. Chapoton joined Breen Investors, LLC, an asset management firm, as a partner where he participates in strategic and business development matters and sits on the firm’s executive committee. Mr. Chapoton received his LL.B., with honors, from the University of Texas School of Law.

William S. Farish – Mr. Farish was appointed to the Board on November 28, 2004. Mr. Farish is President of W. S. Farish and Company, an investment firm in Houston, Texas and is the owner of Lane’s End Farms, a thoroughbred breeding facility in Versailles, Kentucky. He is also former Chairman of Churchill Downs, Inc. Mr. Farish served as the United States Ambassador to the Court of St. James from 2001 until mid 2004.

Robert L. Gerry, III – Mr. Gerry has served as Chairman of the Board and Chief Executive Officer for VAALCO Energy, Inc. since August 1997. Mr. Gerry currently serves on the Board of Directors of Plains Exploration and Production Company, and Integrity Bank a newly formed independent bank located in Houston, Texas. Mr. Gerry also serves on the Board of Texas Children’s Hospital and is a member of the University of Texas Advisory Council.

From February 1994 until August 1997, Mr. Gerry served as Vice-Chairman of Nuevo Energy Company. Prior to being appointed Vice-Chairman of Nuevo, Mr. Gerry had served as President and Chief Operating Officer of Nuevo since its formation in March 1990. Mr. Gerry served as Senior Vice President of Energy Assets International Corporation (“EAIC”) from January 1989 until March 1990. For ten years prior to joining EAIC, Mr. Gerry was active as an independent investor concentrating on energy investments.

Arne R. Nielsen – Mr. Nielsen has been a Director of ours since March 1989. He serves on a number of corporate boards and as an oil and gas consultant in oil and gas matters in Calgary, Alberta, Canada. Until 2007, he was Chairman of the Board of Directors of Shiningbank Energy Income Fund. He served as the Chairman of the Board of Serenpet, Inc. from April 1995 through July 1996, President, Chief Executive Officer and Chairman of the Board of Poco Petroleum Ltd. from January 1992 through May 1994, and President and Chief Executive Officer of Bowtex Energy (Canada) Corporation from July 1990 through January 1992. Mr. Nielsen also served as the Chairman of the Board and Chief Executive Officer of Mobil Oil Canada from April 1986 to January 1989.

W. Russell Scheirman – Mr. Scheirman has served as the President of VAALCO since 1992, and as Chief Financial Officer and Director since 1991. From 1991 to 1992, Mr. Scheirman served as Executive Vice President of VAALCO. Prior to joining VAALCO, Mr. Scheirman was an Associate at McKinsey & Company, Inc. from 1989 to 1991, an investment banker with Copeland, Wickersham and Wiley from 1984 to 1989, and a Petroleum Reservoir Engineer for Exxon Company, U.S.A. from 1978 to 1984. Mr. Scheirman holds a B.S. (Summa Cum Laude) and M.S. in Mechanical Engineering from Duke University (1977 and 1978, respectively) and an M.B.A. from California Lutheran University (1984).

Mr. Nielsen is a Canadian citizen. All other officers and directors of VAALCO are United States citizens.

Board Operations

BOARD COMMITTEE MEMBERSHIP AND FUNCTIONS

The Audit, Board Nominating and Governance and Compensation Committees are each constituted by written charters and operated according to the rules of the New York Stock Exchange (NYSE). Each member of these committees meets the independence requirements of the NYSE.

Committees and Current Membership	Committee Functions
AUDIT Mr. Robert H. Allen † (Chairman) Mr. Luigi Caflisch Mr. O. Donald Chapoton Mr. Arne R. Nielsen

•    Selects the independent registered public accounting firm for endorsement by the Board and ratification by the stockholders

•    Reviews reports of independent and internal auditors

•    Reviews and approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

•    Monitors the effectiveness of the audit process and financial reporting

•    Reviews the adequacy of financial and operating controls

•    Monitors the corporate compliance program

•    Evaluates the effectiveness of the Audit Committee

COMPENSATION Mr. Robert H. Allen (Chairman) Mr. Luigi Caflisch Mr. William S. Farish

•    Approves the salary and other compensation matters for the CEO

•    Reviews and recommends salaries and other compensation matters for executive officers other than the CEO

•    Administers VAALCO’s incentive compensation and equity-based plans

•    Evaluates the effectiveness of the Compensation Committee

NOMINATING AND CORPORATE GOVERNANCE Mr. Luigi Caflisch Mr. O. Donald Chapoton (Chairman) Mr. William S. Farish

•    Reviews VAALCO’s Corporate Governance Principles and practices and recommends changes as appropriate

•    Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual Director effectiveness

•    Assesses the size and composition of the Board

•    Recommends prospective director nominees

•    Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, By-Laws and other Board-adopted governance provisions

† Audit Committee Financial Expert as determined by the Board under SEC regulations.

MEETINGS AND ATTENDANCE

In 2007, the Board held eight regularly scheduled Board meetings and six Board committee meetings, which included four Audit Committee, and two Compensation Committee meetings. All Directors attended 75% or more of the Board meetings and Board committee meetings on which they served during 2007. VAALCO does not have a policy on whether directors are required to attend the Annual Meeting. Last year, all but one of the directors attended the 2007 annual meeting of stockholders.

Executive sessions of non-employee Directors are held at least quarterly after each quarterly Board meeting. Any non employee Director can request that an executive session be scheduled. The sessions are scheduled and presided over by an alphabetical order rotation amongst the non-employee directors. Meetings are also held from time to time with the Chairman of the Board for a general discussion of relevant subjects.

DIRECTOR INDEPENDENCE

The Board has affirmatively determined that, as to each current, non-employee Director (Mr. Allen, Mr. Caflisch, Mr. Chapoton, Mr. Farish and Mr. Nielsen) no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee Director and Director nominee qualifies as “independent” according to the Corporate Governance Rules of the NYSE.

In making its determination, the Board adheres to the specific tests for independence included in the NYSE listing standards. In addition, it is the policy of the Board of Directors that a majority of the members of the Board be independent of VAALCO’s management. VAALCO’s Corporate Governance Principles contain the following guidelines to assist the Board in determining director independence in accordance with the applicable New York Stock Exchange and SEC rules:

•

No director who is an employee or former employee of VAALCO, or whose immediate family member is an executive officer or former executive officer of VAALCO, shall be considered “independent” until three years after such employment has ended;

•

No director who is receiving, or in the last three years has received, or whose immediate family member is receiving, or in the last three years has received, more than $100,000 per year in direct compensation from VAALCO, other than fees received in such director’s capacity as a member of the Board or any Board committee and pension payments or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall be considered “independent.” Compensation received by an immediate family member for service as a non-executive employee of VAALCO need not be considered in determining independence;

•

No director who is, or in the past three years has been, affiliated with or employed by, or whose immediate family member is, or in the past three years has been, affiliated with or employed in a professional capacity by, a present or former internal auditor or independent auditing firm of VAALCO shall be considered “independent;”

•

No director who is, or in the past three years has been, employed as, or whose immediate family member is, or in the past three years has been, employed as, an executive officer by any company for which any executive officer of VAALCO serves as a member of its compensation committee (or, in the absence of a compensation committee, the board committee performing equivalent functions, or, in the absence of such committee, the Board of Directors) shall be considered “independent;”

•

No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, VAALCO for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenue shall be considered “independent” until three years after such payments fall below such threshold; and

•

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the three-year look-back provisions, it does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

BUSINESS CONDUCT AND ETHICS CODE

VAALCO has adopted a Code of Business Conduct and Ethics for Directors, officers and employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.vaalco.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that all employees and Directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Business Conduct and Ethics. Each Director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each Director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the Director is associated, and makes recommendations, as appropriate, to the Board.

COMMUNICATION WITH THE BOARD OF DIRECTORS

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to Directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee, or with our non-employee Directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the record, one such communication had been received.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of VAALCO’s financial reporting process. The Audit Committee Charter can be viewed on the VAALCO’s web site at www.vaalco.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2007 Annual Report on Form 10-K with VAALCO’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on:

•	the fair presentation of VAALCO’s financial statements in conformity with accounting principles generally accepted in the United States in all material respects; and

•	the effectiveness of VAALCO’s internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, including those required by Statements on Auditing Standard No.114 (Audit Committee Communications). In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from VAALCO and its management and received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered whether the provision of non-audit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to the Board that the audited financial statements be included in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Respectfully submitted on March 12, 2008, by the members of the Audit Committee of the Board:

Robert H. Allen (Chairman)

Luigi Caflisch

Arne R. Nielsen

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee was established in 2006 and is responsible for defining and assessing qualifications for Board membership, identifying qualified Director candidates, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight on corporate governance practices and policies including an effective process for stockholders to communicate with the Board. The Nominating and Corporate Governance Committee is composed entirely of independent Directors and operates under a written charter. The Nominating and Corporate Governance Committee charter is available on VAALCO’s web site at www.vaalco.com and is available in print upon request. The Committee submits this report to stockholders to report on its role and corporate governance practices at VAALCO in 2007.

The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Board of Directors. The criteria include:

•

personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in VAALCO’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company; and

•	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate

Governance Committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc, 4600 Post Oak Place, Suite 309, Houston, Texas 77027, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

The Nominating and Corporate Governance Committee plays a leadership role in shaping our corporate governance. At least annually, the Nominating and Corporate Governance Committee will survey corporate governance best practices to identify any opportunities to improve our corporate governance. The Corporate Governance Principles used to guide our company in the exercise of its responsibilities are available on our website at www.vaalco.com and a printed copy is available upon request.

Respectfully submitted on March 12, 2008 by members of the Nominating and Corporate Governance Committee of the Board:

O. Donald Chapoton (Chairman)

Luigi Caflisch

William S. Farish

COMPENSATION COMMITTEE REPORT

The Compensation Committee of VAALCO has reviewed and discussed with management the Compensation Discussion and Analysis beginning on the following page and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Respectfully submitted on March 12, 2008, by members of the Compensation Committee of the Board:

Robert H. Allen (Chairman)

Luigi Caflisch

William S. Farish

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are or have been officers or employees of VAALCO or any of its subsidiaries or had a relationship requiring disclosure under this caption.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

The Compensation Committee is responsible for VAALCO’s executive remuneration programs, authority over which it cannot delegate. The Compensation Committee is composed entirely of “independent outside directors”, as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the applicable rules of the NYSE and it operates under a written charter. The Compensation Committee charter is available on our website at www.vaalco.com and is available in print upon request.

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2007 compensation for our named executive officers.

Objectives of Our Compensation Program

Our strategy is to internationally pursue selected opportunities that are characterized by reasonable entry costs, favorable economic terms, high reserve potential relative to capital expenditures and the availability of existing technical data that may be further developed. With respect to our current international properties, we seek to maximize the value of the reserves discovered in Gabon through exploitation of the Etame, South Tchibala and Avouma fields and development of the Ebouri discovery. We believe that we have unique management and technical expertise in identifying international opportunities and establishing favorable operating relationships with host governments and local partners familiar with the local practices and infrastructure. Our compensation program is designed to attract, retain, and motivate employees in order to effectively execute our business strategy.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as teamwork; individual performance in light of general economic and industry specific conditions; performance that supports our core values; resourcefulness; the ability to manage our existing corporate assets; the ability to explore new avenues to increase oil and gas production and reserves; level of job responsibility; and tenure with the company.

Elements of Our Compensation Program and Why We Pay Each Element

Our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary in order to recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace; to match competitors for executive talent; to provide executives with sufficient, regularly-paid income; and to reflect an executive’s position and level of responsibility.

We include an annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key corporate objectives by rewarding the achievement of these objectives. We also provide an annual cash bonus in order to be competitive from a total remuneration standpoint.

Long-term equity-based incentive compensation is an element of our compensation policy because we believe it aligns executives’ interests with the interests of our shareholders; rewards long-term performance; is required in order for us to be competitive from a total remuneration standpoint; to encourage executive retention; and to give executives the opportunity to share in our long-term performance. Without exception, awards are granted at exercise prices not less than the market value of our common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his or her heirs.) Therefore, equity-based incentives will have no realizable value unless our stock price appreciates in value. These types of awards also provide a form of compensation that we believe is transparent and easy for stockholders to understand.

We offer benefits such as a 401(k) Plan and payment of insurance premiums in order to provide a competitive remuneration package.

How We Determine Each Element of Compensation

The Compensation Committee of our board of directors oversees our compensation programs. The committee’s primary purpose is to assist the board of directors in the discharge of its fiduciary responsibilities relating to fair and competitive compensation of our executive officers. Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of non-management members of our board of directors. The Compensation Committee meets each year to review our compensation program and to determine compensation levels for the ensuing fiscal year.

In determining the elements of compensation, we consider various measures of company and industrial performance including stockholder’s return, debt levels, revenues, cash flow, capital expenditures, reserves of oil and gas, costs and other measures discussed herein. We compare our progress against other independent oil and gas companies with whom we compete for managerial talent and operationally. Due to our increasing size and complexity, we may from time to time retain an independent compensation consulting firm to assist the committee in evaluating the executive compensation program. We did not retain a consultant with respect to determining 2007 compensation.

Base Salary.    At its regularly scheduled meeting, the Compensation Committee meets to review the base salaries of our executive officers. During the first portion of the meeting, the committee reviews the compensation of the chief executive officer, and the chief executive officer is not present. Following this private session, the chief executive officer joins the meeting, and base salary levels of our other executive officers are discussed with his input.

In setting base salaries, the committee takes into account a combination of subjective factors as well as data available from objective, professionally-conducted market studies obtained from a range of industry and general market sources. We generally target base salaries to be competitive with the salaries compared to CEOs and executive officers of comparable companies. Subjective factors the committee considers include individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance. For 2007, we increased base salaries for certain officers, including the CEO, in order to make salaries competitive with those of independent oil and gas companies with international operations.

Bonus.    We established a program whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met. At a regularly scheduled meeting, usually prior to the end of the year, our board of directors approves the operating budget and financial forecast for the ensuing fiscal year. Based on the budget and forecast, the Compensation Committee sets various target for measures such as oil and gas production levels, operating expenses, pre-tax net income and cash flows from operations. In addition, non-financial targets are established such as exploration prospects to be generated, safety goals, accounting systems implementation and environmental regulations compliance goals.

A significant portion of each executive’s total compensation is dependent on achieving both the short and long term financial and strategic goals outlined above. Accordingly, at the end of each fiscal year, incentive bonuses, if any, will be awarded to the chairman of the board and chief executive officer and to the president and chief financial officer. In determining the incentive bonuses earned, the Compensation Committee gives substantial weight to our achievement of the goals and objectives set out in our budget for the preceding year. The committee may also consider matters other than those set out in the schedule of goals and objectives in the budget such as stock performance for the previous budget year, indicated return on stockholders’ investment, corporate debt levels, revenues, change in oil and gas reserves, cash flow, capital expenditures and other items that are considered to be critical to our success, including safety performance and environmental performance. We do not assign these measures relative weights preferring to make a subjective determination after considering all measures collectively. The committee must find that the executive’s performance met or exceeded stated goals and objectives set out in the previous year’s annual budget. As an example, should the performance level be determined at 80%, then the incentive bonus would be 80% of base salary. In order for there to be an incentive bonus payment, performance has to meet or exceed 75%. Should the committee determine that the minimum standard of 75% has not been met, it may recommend that the board of directors consider payment of discretionary bonuses for the executive officers. Only with committee recommendations and board approval can the annual incentive bonus pay-out exceed 100% of each executive’s base salary.

In addition to the above, incentive bonuses may be paid to other employees as determined by the chairman and chief executive officer and president and chief financial officer. All incentive bonuses exceeding 100% of base salary must be approved by the Compensation Committee.

The Compensation Committee decided to eliminate year-end bonuses and to award bonuses for prior year results at the end of the first quarter of the following year, when actual results for the entire year are known. Accordingly, 2006 bonus amounts were incurred in 2007. In its discretion, the Compensation Committee decided to award bonuses in March of 2008 for fiscal 2007 results based upon our achievement of the following performance goals:

•	Achievement of oil and gas production targets
•	Achievement of Direct Operating Cost budget
•	Stewartship of the General and Administrative expense budget
•	Startup of the Avouma/South Tchibala platform in Gabon
•	Construction of the Ebouri Platform for installation in Gabon in 2008
•	Exploration Department goals to develop planned drill ready exploration prospects
•	Establishment of Angola office, accounting system and operating system
•	Safety and Environmental program goals

In March 2008 we awarded bonuses of $340,000 to Mr. Gerry, $280,000 to Mr. Scheirman and $120,000 to Ms. Cutrer. We provide executives the opportunity to defer receipt of earned annual incentives.

Long-Term Equity-Based Incentives.    The Compensation Committee and/or our Board of Directors act as the manager of our incentive plans and perform functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates, and from time to time adopting rules and regulations for carrying out the purposes of our plans. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee typically consider recommendations from our chief executive officer. Typically, awards vest over multiple years but the committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, or upon the death, disability, retirement or termination of a grantee’s employment without good reason, all outstanding equity-based awards will immediately vest.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package. Previous awards, whether vested or unvested, impact current year awards and grants.

No long term equity based awards were granted in 2007.

Benefits.    We provide company benefits or perquisites, that we believe are standard in the industry to all of our employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents and a 401(k) employee savings and protection plan. The costs of these benefits are paid for entirely by the company. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum. We do not make matching contributions to the 401(k) contribution of each qualified participant. The company pays all administrative costs to maintain the plan.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with SFAS No. 123R.

Termination of Employment Arrangements

We have no employment contracts with any employee that requires more than 30 days notice of termination. There are no employment termination arrangements other than we will pay the cost to relocate its expatriate employees working overseas back to their home base along with their personal effects in the event of termination.

Stock Ownership Policy

Currently we do not have a stock ownership policy that applies to our employees.

SUMMARY COMPENSATION TABLE

The following sets forth the compensation of VAALCO’s named executive officers in the fiscal year ended December 31, 2007. None of our named executive officers has an employment contract with VAALCO.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Option Awards ($)(2)	Total ($)
R. L. Gerry, Chairman and CEO	2007	$425,000	$340,000	$461,007	$1,226,007
	2006	$370,700	$368,000	$208,314	$947,014
W. R. Scheirman, President and Chief Financial Officer	2007	$350,000	$280,000	$378,930	$1,008,930
	2006	$264,000	260,000	$132,805	$656,805
G. M. Cutrer, Executive Vice President	2007	$150,000	$120,000	$216,590	$486,590
	2006	$131,112	$118,000	$44,933	$294,045

(1)	The Board awarded bonuses In March 2007 and 2008 based upon our 2006 and 2007 results, respectfully.

(2)	Amounts include the aggregate proportionate fair value for stock option grants made under two grant years (2006, and 2005) that have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2007 and 2006. The actual value of stock options granted in 2006, as reported in the “Grants of Plan-Based Awards” table below, for each of the named executive officers was: R. L. Gerry, $1,171,625; W. R. Scheirman, $966,875; and G. M Cutrer, $555,750.

One-third of the 2006 stock options vest on each anniversary after the date of grant and expire after 5 years. The grant date fair value was determined under FAS 123R for financial reporting purposes. For a discussion of the determination of fair value under FAS 123R for the 2006 grants, see Note 5, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2006, and, for the 2005 grant, see Note 5, “Stock Based Compensation” to VAALCO’s Consolidated Financial Statements contained in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2005. The actual value that can be realized, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. The exercise price for the 2006 grant is $7.97. The number of stock options granted to each of the named executive officers in 2006 was: R. L. Gerry, 360,500; W. R. Scheirman, 297,500; and G. M. Cutrer, 171,000. The exercise price for the 2005 grant is $3.85. The number of stock options granted to the named individuals in 2005 was: R. L. Gerry, 500,000; W. R. Scheirman, 300,000; and G. M. Cutrer, 82,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
R. L. Gerry	120,167	(1) 240,333	--	7.97	12/11/2011	--	--	--	--
	500,000		--	3.85	1/12/2010	--	--	--	--
W. R. Scheirman	99,167	(1) 198,333	--	7.97	12/11/2011	--	--	--	--
	300,000		--	3.85	1/12/2010	--	--	--	--
			--			--	--	--	--
G. M. Cutrer	57,000	(1) 114,000	--	7.97	12/11/2011	--	--	--	--
	82,000		--	3.85	1/12/2010	--	--	--	--

(1)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of December 11, 2007, December 11, 2008 and December 11, 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. L. Gerry	666,667(1)	$2,340,001	—	—
W.R. Scheirman	278,334(2)	$1,145,494	—	—
G. M. Cutrer	41,667(3)	$151,251	—	—

(1)	All 666,667 shares were from the exercise of stock options granted in 2003.

(2)	All 278,334 shares were from the exercise of stock options granted in 2003.

(3)	All 41,667 shares were from the exercise of stock options granted in 2003.

PENSION BENEFITS TABLE

We do not have a qualified pension plan

NONQUALIFIED DEFERRED COMPENSATION

We do not contribute to any nonqualified deferred compensation benefits

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following sets forth the incremental compensation that would be payable by us to each of our executive officers in the event of the executive officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the executive officer’s voluntary resignation, involuntary termination for “Cause,” involuntary termination without “Cause,” termination by the executive for “Good Reason,” termination in connection with a “Change in Control,” termination in the event of “Disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2007, the last business day of 2007; and

•	with respect to calculations based on our stock price, we used $4.65, which was the reported closing price of our common stock on December 31, 2007.

The analysis contained in this section does not consider or include payments made to an executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon an executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the executive officer’s age and service.

None of our executive officers is party to an employment agreement with us. Each of our executive officers is a party to equity award agreements relating to options granted under our incentive plans. These award agreements may provide that an executive officer is entitled to acceleration of outstanding equity grants in the event of a termination event.

The table below indicates the amount of compensation payable by us to our executive officers including: cash severance, and accelerated stock option award vesting, upon different termination events. No amounts are payable in the form of cash bonuses, or continuation of employee benefits such as health coverage.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
Robert L. Gerry
Cash Severance	—	—	—	382,500	382,500	382,500	382,500
Accelerated Stock Option Award Vesting (1)	—	—	—	286,664	286,664	286,664	286,664

Total	—	—	—	669,164	669,164	669,164	669,164

W. Russell Scheirman
Cash Severance	—	—	—	535,500	535,500	535,500	535,500
Accelerated Stock Option Award Vesting (1)	—	—	—	236,568	236,568	236,568	236,568

Total	—	—	—	772,068	772,068	772,068	772,068

Gayla M. Cutrer
Cash Severance	—	—	—	346,500	346,500	346,500	346,500
Accelerated Stock Option Award Vesting (1)	—	—	—	135,977	135,977	135,977	135,977

Total	—	—	—	472,477	472,477	472,477	472,477

(1)	Amounts include the aggregate proportionate fair value for stock option grants made in 2006 which were not vested at December 31, 2007 that would have been recognized as compensation costs for financial reporting purpose for the fiscal year ended December 31, 2007.

Directors’ Compensation

Our compensation for non-employee Directors is designed to be competitive with our peer group (independent energy competitors), link rewards to business results and stockholder returns and facilitate increased ownership of our Stock. We do not have a retirement plan for non-employee Directors. Our Executive Officers are not paid additional compensation for their services as Directors.

The Board Nominating and Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee Directors, and the independent members of the Board set the compensation. The executive officers have no role in determining or recommending the amount or form of compensation.

Directors are compensated for service on the Board of Directors or any committee thereof as follows:

•	$20,000 per annum payable in four quarterly installments;
•	$ 2,000 per Board meeting attended;
•	$ 1,000 per meeting for serving as Chairman of the Audit Committee;
•	$ 500 per Audit Committee meeting attended;
•	$ 1,000 per meeting for serving as Chairman of the Compensation Committee;
•	$ 500 per Compensation Committee member;
•	$ 1,000 per meeting for serving as Chairman of the Nominating and Corporate Governance Committee; and

•	$ 500 per Nominating and Governance Committee member

NON-EMPLOYEE DIRECTOR COMPENSATION DURING THE FISCAL YEAR ENDED DECEMBER 31, 2007

Amounts shown for each Director vary due to service as a Committee Chairperson for all or a portion of the year.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Robert L. Allen	$40,000	—	$—	—	$40,000
Luigi Caflisch	$38,500	—	$—	—	$38,500
O. Donald Chapoton	$36,000	—	$—	—	$36,000
William S. Farish	$31,000	—	$—	—	$31,000
Arne R. Nielsen	$38,000	—	$—	—	$38,000

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table shows the ownership interest in VAALCO Stock as of April 14, 2008 for (i) holders of more than five percent of our outstanding Common Stock; (ii) each Director and each of our named executive officers and (iii) all Directors and all executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding

Directors and Officers:

Robert L. Gerry, III	2,846,165	(1)	4.6%
W. Russell Scheirman	399,861	(2)	*
Gayla M. Cutrer	156,510	(3)	*
Robert H. Allen	25,000	(4)	*
Arne R. Nielsen	101,000	(5)	*
William S. Farish	500,000	(6)	*
Luigi P. Caflisch	25,000	(7)	*
O. Donald Chapoton	125,000	(8)	*

Common Stock owned by all directors and executive officers as a group (7 persons)	4,178,536		6.7%

5% Stockholders:

Columbia Wagner Asset Management L.P. WAM Acquisition G.P. Inc. 227 West Monroe Street Suite 300 Chicago, Illinois 60606	3,650,000	(9)	6.0%

Nanes Delorme Partners I LP Nanes Balkany Partners LLC Nanes Balkany Management LLC Julien Balkany 230 Park Avenue, 7th Floor New York, New York 10169	4,700,000	(10)	7.7%

* Less than 1%.

1.	Includes 620,167 shares that may be acquired subject to options exercisable within 60 days of which 120,167 are exercisable at $7.97 per share and 500,000 shares are exercisable at $3.85 per share. Also includes 750,000 shares held in a trust of which Mr. Gerry is a trustee and beneficiary.
2.	Includes 399,167 shares that may be acquired subject to options exercisable within 60 days of which 99,167 are exercisable at $7.97 per share and 300,000 are exercisable at $3.85 per share.
3.	Includes 139,000 shares that may be acquired subject to options exercisable within 60 days of which 57,000 are exercisable at $7.97 per share and 82,000 are exercisable at $3.85 per share.
4.	Includes 25,000 shares that may be acquired subject to options exercisable within 60 days exercisable at $7.97.
5.	Includes 100,000 shares that may be acquired subject to options exercisable within 60 days of which 25,000 are exercisable at $1.04 per share and 50,000 are exercisable at $3.85 per share and 25,000 of which are exercisable at $7.97 per share.
6.	Includes 175,000 shares that may be acquired subject to options exercisable within 60 days of which 100,000 are exercisable at $4.26 per share, 50,000 are exercisable at $3.85 per share and 25,000 are exercisable at $7.97 per share.

7.	Includes 25,000 shares that may be acquired subject to options exercisable within 60 days exercisable at $7.97.
8.	Includes 125,000 shares that may be acquired subject to options exercisable within 60 days of which 100,000 are exercisable at $6.20 per share and 25,000 of which are exercisable at $7.97 per share.
9.	Based on Form 13G/A filed with the SEC on January 29, 2008. Based on the 13G/A, WAM Acquisition G.P., Inc. acts as general partner of Columbia Wagner Asset Management L.P. and has shared voting and disposition control over the shares. In addition, this 13G/A includes shares held by Columbia Alcorn Trust, for which WAM Acquisition G.P., Inc. acts as investment adviser.
10.	Based on Form 13D filed with the SEC on March 12, 2008. Based on this Form 13D, Nanes Balkany Partners LLC acts as general partner of Nanes Delorme Partners I LP and Nanes Balkany Management LLC acts as the investment manager of Nanes Delorme Partners I LP and have shared voting and disposition control over the shares. As the managing members of Nanes Balkany Partners and Nanes Balkany Management, Messrs. Balkany and Nanes may be deemed to beneficially own the shares. Messrs. Balkany and Nanes have sole voting and dispositive power with respect to the shares. Nanes Balkany Partners, Nanes Balkany Management and Messrs. Balkany and Nanes disclaim beneficial ownership of the shares held by Nanes Delorme Partners, except to the extent of their pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Directors and executive officers to file, with the SEC, the NYSE and VAALCO, reports of initial ownership and changes in ownership of VAALCO equity securities. Based solely on a review of the reports furnished to VAALCO, we believe that during 2007 all of our Directors and executive officers timely filed all reports they were required to file under Section 16(a).

Ratification of Independent Registered Public Accounting Firm

(Proposal 2 on the proxy form)

The Audit Committee, which is composed entirely of independent Directors, has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of VAALCO and its subsidiaries for 2008 and VAALCO’s internal control over financial reporting. The Board has endorsed this appointment. Deloitte & Touche LLP previously audited the consolidated financial statements of VAALCO and VAALCO’s internal control over financial reporting during the two years ended December 31, 2007. During each of the two years ended December 31, 2007 and 2006, Deloitte & Touche LLP provided both audit and non-audit services.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for VAALCO by Deloitte & Touche LLP, the member firms of Deloitte Touche Tehmatsu and their respective affiliates for the years ended December 31, 2007 and 2006, were as follows: (thousands of dollars)

Services Provided	2007	2006
Audit Services:
Audit Fees	$454	$388
Audit-Related Fees	6	6

Total Audit Fees and Audit-Related Fees	460	394

Tax Fees	85	51

Total	$545	$445

Audit Fees.    For the years ended December 31, 2007 and 2006, audit fees billed to VAALCO by its principal accounting firm, Deloitte & Touche LLP were for the audit of VAALCO’s annual financial statements and internal control over financial reporting, for the review of VAALCO’s interim financial statements, and for services related to consents for registration statements.

Audit-Related Fees.    For the years ended December 31, 2007 and 2006, fees for audit related services were for debt compliance letters.

Tax Fees.    For the years ended December 31, 2007 and 2006, fees billed to VAALCO for tax services were for review of federal and state income tax filings, consultation with respect to IRS audits and for consultation in Gabon on payroll tax and value added tax matters.

Audit Committee Pre-Approval Policies and Procedures

The 2007 audit and non-audit services provided by Deloitte & Touche LLP were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of Deloitte & Touche LLP the Audit Committee will select another independent registered public accounting firm for the following year.

The Board unanimously recommends that you vote FOR the appointment of Deloitte & Touche LLP as VAALCO’s Independent Registered Public Accounting Firm.

Stockholders’ Proposals for 2009 Annual Meeting

Stockholders who desire to present proposals at the 2009 Annual Meeting of Stockholders and to have proposals included in our proxy materials must submit their proposals to us at our principal executive offices not later than December 22, 2008. If the date of the 2009 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2008 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2009 Annual Meeting of Stockholders.

The person named in our form of proxy for the 2008 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which we do not receive notice by December 22, 2008, unless we change the date of the 2009 Annual Meeting of Stockholders by more than 30 days from the date of the 2008 Annual Meeting of Stockholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before we mail our proxy materials for the 2009 Annual Meeting of Stockholders.

If the date of the 2009 Annual Meeting of Stockholders is advanced or delayed by more than 30 calendar days from the date of the 2008 Annual Meeting, we shall, in a timely manner, inform stockholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our proxy statement and the new date for determining whether we may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which we receive any such proposal, it is suggested that stockholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

Financial Statements and Other Available Documents

Our financial statements for the most recent fiscal year are contained in our Annual Report on Form 10-K. Printed copies of our Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics and Charters of Board Committees are available to stockholders upon written request to the Corporate Secretary, VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027. You may also view the documents on our website at www.vaalco.com.

April 24, 2008

IMPORTANT

Your vote is extremely important. No matter how many Shares of VAALCO’s common stock you own, please give your Board of Directors your proxy with respect to the Company’s common stock at the 2008 Annual Meeting to vote: (1) “FOR” the election of VAALCO’s three Class 1 directors on the Company’s Board of Directors and (2) “FOR” the appointment of an independent registered public accounting firm.

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares. Accordingly, please vote your Shares according to the voting instructions provided by your nominee or contact the person responsible for your account and instruct that person to execute the WHITE proxy card representing your Shares.

If you would like additional copies of this document, would like to ask any additional questions, or need assistance voting your WHITE proxy card, please contact our proxy solicitor:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

CALL TOLL FREE: 1 (800) 290-6429

OR

BANKS AND BROKERS CALL COLLECT: (212) 269-5550

OR

EMAIL: egy@dfking.com

☒	PLEASE MARK VOTES REVOCABLE PROXY
AS IN THIS EXAMPLE VAALCO Energy, Inc.

			For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS JUNE 4, 2008 This Proxy is solicited on behalf of the Board of Directors of VAALCO Energy, Inc. (the “Company”) for the Annual Meeting of Stockholders on June 4, 2008.

1. PROPOSAL TO ELECT AS DIRECTORS of the Company nominees for the Class I position for a three-year term. Each director will hold office for the stated term or until his successor is elected or appointed and shall qualify.

			☐	☐	☐

The undersigned hereby constitutes and appoints Robert L. Gerry, III and W. Russell Scheirman, or either of them, each with full power of substitution as the lawful attorneys and proxies to vote at the Annual Meeting of Stockholders of VAALCO Energy, Inc. to be held on June 4, 2008, at 10:00 a.m., Houston time, in the Houston Lecture Hall at the Holiday Inn-Near the Galleria, 3131 West Loop South, Houston, Texas 77027 and any adjournments or postponements thereof (the “Annual Meeting”) and to vote all shares of Common Stock of the Company, (“Shares”) the undersigned would be entitled to vote at the Annual Meeting, with all powers the undersigned would possess if personally present at the Annual Meeting. The proxies shall vote subject to the directions indicated on this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Nominee: Class I (3 year term): William S. Farish, Arne R. Nielsen, W. Russell Scheirman. This will result in a total of three (3) directors being elected to the Board of Directors.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
		2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP as the Independent auditors of the Company.	☐	☐	☐

The Board of Directors recommends a vote FOR the election of each of the director nominees in Proposal 1 and FOR Proposal 2. If no specification is made, the Shares will be voted for said director nominees and proposals.

In their discretion, the proxies are authorized to vote upon any such other matter as may properly come before the Annual Meeting or any adjournments thereof.

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above Co-holder (if any) sign above

+	+

é  Detach above card, sign, date and mail in postage paid envelope provided.  é

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309, Houston, Texas 77027

Signature should agree with name printed herein. If shares are held in name of more than one person, then EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

IN THE STAMPED PRE-ADDRESSED ENVELOPE ENCLOSED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.